EXHIBIT 10.35

February 17, 2011

Mr. John Taylor
c/o The Children’s Place
500 Plaza Drive
Secaucus, NJ 07094

Dear John:

As we have discussed, your continued service to the Company will be an important part of achieving our goals. Accordingly, the Company has agreed with you as follows:

1.In the event you remain employed by the Company on March 30, 2012, the Company will pay you a cash lump sum of $150,000, less applicable withholdings (the “Stay Bonus”), on or before April 13, 2012; provided that, in the event you die or the Company terminates your employment without cause on or before March 30, 2012 you (or your estate, as applicable) will be entitled to payment of the Stay Bonus in April 2012 as aforesaid.

2.Nothing herein shall entitle you to continued employment by the Company or otherwise affect your at-will employment status with the Company. This letter shall be administered in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations in connection therewith.

Please acknowledge your agreement with the foregoing by signing in the space below and returning a copy of this letter to me.

Very truly yours,

By:__/s/ Jane Elfers________________
Jane Elfers
President and Chief Executive Officer

cc: Mr. Larry McClure

Accepted and agreed upon the
date first above written:

__/s/ John Taylor____________________
John Taylor